Exhibit 10.27
PWC LEASING, LLC
MASTER EQUIPMENT LEASE AGREEMENT
(Primo Water Corporation)
     This MASTER EQUIPMENT LEASE AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of March, 2006, by and between PWC Leasing, LLC, a North Carolina limited liability company (the “Lessor”), and Primo Water Corporation, a Delaware limited liability company (the “Lessee”).
STATEMENT OF PURPOSE
     A. Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, upon the terms and conditions contained herein, certain equipment to be used in Lessee’s business, as set forth below.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Leased Property. Lessor hereby leases to Lessee the equipment and materials specified on Schedule 1, which is attached hereto and is hereby made a part hereof. Additional Schedules (consecutively numbered and referencing this Agreement) may be added to this Agreement, from time to time, if such additional Schedules are signed by a duly authorized representative of both Lessor and Lessee. Such additional Schedules shall become part of this Agreement as of the effective date indicated in the respective Schedule. All equipment and materials specified on a Schedule which is made a part hereof are referred to collectively or individually, as appropriate to the context, as the “Equipment”. The Schedules attached to this Agreement are collectively referred to as the “Schedules” and individually as a “Schedule”, as circumstances require.
     2. Use of Equipment. The Equipment shall be used solely in connection with Lessee’s business, which is the sale and distribution of bottled water. Lessee shall not (a) abandon the Equipment, (b) sublease the Equipment without the prior written consent of Lessor, or (c) directly or indirectly create, incur or suffer to exist any lien, security interest or other encumbrance of any kind on the Equipment. Any payments received by Lessee under any permitted sublease in excess of the rent due hereunder shall be paid to Lessor. Lessee shall at all times use the Equipment in accordance with all applicable laws, regulations and ordinances promulgated by any federal, state or local governmental body, agency or authority.
     3. Term. The term of the leases applicable to Equipment referenced in the Schedules shall commence upon the date, and continue for the period, specified in the applicable Schedule. Each lease term applicable to a particular item of Equipment is referred to herein as the “Term”. This Agreement may be terminated by either party effective upon no less than thirty (30) days notice to the other party. Upon termination, no additional Schedules shall be entered into or become effective under this Agreement. Leases in effect pursuant to Schedules approved prior to the termination of this Agreement shall continue in full force and effect following such termination for their respective Terms, unless otherwise agreed to by the parties.
     4. Title to Property. Title to the Equipment at all times shall remain with Lessor. In the event that Lessor deems it advisable at any time to prepare or file notices, filings or other documents (e.g., UCC-1’s or other forms of financing statements) in order to protect its interest in and to the Equipment, Lessee shall cooperate fully with Lessor and shall sign each such document. Lessee hereby irrevocably consents to and authorizes Lessor to act as Lessee’s attorney-in-fact to sign each and every such document in Lessee’s name, place and stead, with as much force and effect as if Lessee had itself manually signed such document.
     5. Rent. Upon commencement of a Term, Lessee agrees to pay to Lessor rent with respect to applicable Equipment (“Rent”), at the rates specified in the applicable Schedule, in advance on or before the first (1st) day of each subject month during the Term. All payments shall specify the applicable invoice number with the payment. Payments may be made by check, electronic transfer (with confirmation) or any other means agreed to by the parties. Any payment not designated may be applied to any outstanding or overdue amounts owed by Lessee to Lessor in Lessor’s sole discretion.
     6. Taxes, Assessments. Unless otherwise agreed to by Lessor, Lessee shall (a) pay all taxes, assessments and any other fees or expenses associated, with or resulting from, Lessee’s possession use or operation of the Equipment during the Term, (b) file all returns required of Lessee in that regard, and (c) furnish, to Lessor’s reasonable satisfaction, verification that payment has been made before said taxes, assessments or fees become delinquent. Lessee may contest any tax, assessment or fee charged, at its expense.
     7. Maintenance. Lessee, at its own cost and expense, at all times during the applicable Term shall maintain the Equipment in good operating order, repair, condition and appearance in accordance with the manufacturer’s recommended procedures. Upon expiration or other termination of the Term, to the extent Lessee has not exercised the option to purchase described in Section 19, Lessee shall return to Lessor the Equipment in good operating order, repair, condition and appearance, normal wear and tear, damage by fire or other casualty, or theft alone excepted.
     8. Alterations. Lessee shall not alter any item of Equipment or affix or install any accessory, equipment or device that would (a) impair any applicable warranty or the originally intended function or use or (b) reduce the value of the Equipment. All repairs, parts, accessories, equipment and devices installed to or on the Equipment (excluding temporary replacements) shall remain property of Lessor. Lessee may paint the Equipment and place names, signs or designs thereon; provided, however, that Lessee must repaint the Equipment upon the expiration of the applicable Term, if so requested by Lessor.
     9. Risk of Loss; Casualties. All risk of loss with respect to Equipment shall be borne by Lessee from and after delivery of the same by Lessor through and until surrender and redelivery to Lessor. If any piece of Equipment is lost, stolen destroyed or irreparably damaged from any cause whatsoever, prior to its return to Lessor, Lessee promptly shall notify Lessor. Within ninety (90) days thereafter (or within such longer period as may be agreed to by Lessor if

Lessee is prosecuting claims for recovery) Lessee shall pay to Lessor the lesser of the balance of Rent due or the “Stipulated Loss Value” specified on the applicable Schedule. Upon such payment, the lease of such Equipment shall cease.
     10. Insurance. Lessee, at its own cost and expense, at all times during the applicable Term shall keep the Equipment insured against all risks for the full value of the Equipment (and in no event for less than the Stipulated Loss Value) and shall maintain public liability insurance against such risks and in such amounts as may be determined reasonably from time-to-time by Lessor. All such policies of insurance shall name Lessor as a co-insured, shall be in such form and with such carriers as are reasonably acceptable to Lessor and shall provide that they may not be canceled as to Lessor or altered to lessen the coverage of Lessor, without at least thirty (30) days’ notice to Lessor. All such insurance shall be primary, without right of contribution from any other insurance carried by Lessor, and shall provide that all proceeds are to be payable solely to Lessor.
     11. Location of Equipment on Premises Other Than Lessee’s. Lessee may locate Equipment on property other than its own; provided, however, that (a) Lessee shall so notify Lessor; (b) Lessee shall require the owner of the premises upon which the Equipment is located to allow Lessor access to such premises during normal working hours and upon reasonable notice to inspect the Equipment; (c) if the policies of insurance which Lessee is required to maintain hereunder will not cover the Equipment at such location, Lessee shall require the owner of the premises on which the Equipment is located to maintain property and general liability insurance covering such Equipment and Lessor in the amounts and of the nature required of Lessee hereunder; and (d) to the extent requested by Lessor, Lessee shall obtain a waiver, in a form acceptable to Lessor, from the owner of such property of any rights to the Equipment.
     12. Lessor’s Right of Inspection. Lessor shall have the right at any time during business hours to enter the premises of Lessee at which Lessee keeps the Equipment and shall be given free access thereto and afforded necessary facilities for the purpose of inspection.
     13. Warranties.
     a. Lessee acknowledges and agrees that each item of Equipment listed on any Schedule has been selected by Lessee for inclusion in this Agreement, based solely upon Lessee’s own judgment and without reliance upon any representations or warranties by Lessor.
     b. LESSEE ACKNOWLEDGES AND AGREES THAT (I) LESSOR IS NOT THE MANUFACTURER OF THE EQUIPMENT; (II) LESSOR HAS NOT MADE ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, FITNESS OR SUITABILITY OF THE EQUIPMENT FOR THE PARTICULAR PURPOSES OR INTENDED USES OF LESSEE; (III) LESSOR MAKES NO REPRESENTATIONS AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT; (IV) THE ONLY APPLICABLE WARRANTIES SHALL BE WARRANTIES, IF ANY, PROVIDED BY THE MANUFACTURER OF THE EQUIPMENT, WHICH WARRANTIES MAY OR MAY NOT BE TRANSFERABLE TO LESSEE; (V) CERTAIN PIECES OF THE

EQUIPMENT MAY BE USED, AND ARE PROVIDED, WITHOUT WARRANTY; (VI) LESSOR’S SOLE RESPONSIBILITY WITH REGARD TO ANY CLAIM OF DEFECT OR BREACH OF MANUFACTURERS’ WARRANTY WILL BE TO LEND REASONABLE ASSISTANCE TO LESSEE IN THE PROSECUTION OF A CLAIM AGAINST THE MANUFACTURER; AND (VII) LESSOR SHALL HAVE NO LIABILITY TO LESSEE OR ANY USER OF THE EQUIPMENT FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGEDLY CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY BY THE EQUIPMENT, BY ANY INADEQUACY THEREOF OR DEFECT OR DEFICIENCY THEREIN OR BY ANY INCIDENT WHATSOEVER THEREWITH, WHETHER ARISING IN TORT, STRICT LIABILITY, NEGLIGENCE, CONTRACT OR OTHERWISE, OR IN ANY WAY RELATED TO OR ARISING FROM THIS AGREEMENT.
     c. Lessor hereby assigns to Lessee any warranties covenants and representations of the manufacturer or seller of the Equipment, to the extent assignable. Neither party will take any actions or fail to take any action the effect of which would be to invalidate any such warranty. Any amounts received by Lessee as payments under any warranty or as the result of the prosecution of any claim against any manufacturer shall be applied first to the repair, restoration or replacement of the Equipment, with any balance, less out-of-pocket expenses of Lessee, being paid to Lessor.
     14. Indemnity. Lessee assumes liability for, and agrees to indemnify, defend and hold Lessor, its agents, employees, successors and assigns, harmless from any and all actions, suits, liabilities, obligations and claims of every nature (including, without limitation, those arising from contracts, strict or absolute liability in tort, product liability, negligence or any other cause) and from any and all damages, awards, penalties, fines, forfeitures, settlements, interest and reasonable attorneys’ fees awarded to any person whomsoever and regardless of the reason, which directly or indirectly result from or relate to the manufacture, delivery, leasing, use, possession, operation, condition, repossession, recovery, return, disablement or storage of the Equipment.
     15. Default. Each of the following shall constitute an “Event of Default” hereunder:
     a. Non-payment by Lessee of any sum required hereunder (including Rent), which non-payment shall continue beyond five (5) days after notice from Lessor;
     b. A petition being filed against Lessee under any bankruptcy statute, or any receiver, trustee, custodian or similar official is appointed to take possession of the properties of Lessee, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of filing or appointment;
     c. Lessee making an assignment for the benefit of creditors or filing any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors;
     d. Lessee liquidating, dissolving, or ceasing to conduct its business, without the written consent of Lessor;

     e. Any person in possession of, or otherwise claiming an interest in, the Equipment taking action against the Equipment or otherwise asserting a claim against the Equipment, which action or claim Lessee has not caused to be dismissed within sixty (60) days of notice to Lessee; or
     f. Any other circumstance of non-performance by a party of any covenant or condition of this Agreement applicable to such party, which non-performance continues beyond thirty (30) days after notice from the non-defaulting party, unless the non-defaulting party is satisfied that the defaulting party is diligently pursuing a cure of such non-performance.
     16. Lessor’s Remedies for Default. In the case of an Event of Default with respect to which Lessee is the defaulting party, Lessor may:
     a. Proceed by appropriate court action, in law or equity, to enforce performance by Lessee of the applicable covenants of this Agreement or to recover damages for the breach thereof;
     b. Peacefully enter, with or without legal process, upon the premises where the Equipment is located and by reasonable action remove the same without being liable to any suit, action or other proceeding by Lessee, and upon such retaking of Equipment, the applicable Term shall cease; provided, however, that Lessor shall have the right to recover from Lessee any and all amounts that under the terms of this Agreement may then be due or that may have accrued through the date of such cessation, including all costs and expenses (including reasonable attorneys’ fees) incurred in the repossession, and together with all damages to which Lessor may be entitled as a matter of law, including, but not limited to, the loss of its bargain, the present value of all Rent that would otherwise have accrued from the date of cessation to the date the Term would otherwise have ended, less the present value of the Rent which Lessor reasonably estimates to be obtainable by Lessor for the Equipment during such period (present value in all cases to be computed by discounting at a rate equal to the judgment rate of interest in effect under the laws of the State of North Carolina as of the date of calculation, compounded at the same frequency as rent is payable hereunder had the Term not ceased);
     c. Terminate this Agreement; and/ or
     d. Avail itself of any other remedy that might be available under applicable law.
     17. Lessee’s Remedies for Default. In the case of an Event of Default with respect to which Lessor is the defaulting party, Lessee may:
     a. Terminate this Agreement; and/ or
     b. Avail itself of any other remedy that might be available under applicable law.

     18. Non Waiver of Default. No failure or delay by a party in exercising any rights under this Agreement shall prevent the exercise of such rights at a later date. A waiver of any breach shall not be deemed a waiver of subsequent breaches of the same or other nature.
     19. Option to Purchase.
     a. So long as no Event of Default shall have occurred and be continuing (or any event which the giving of notice or the passage of time or both would constitute an Event of Default), Lessee shall be entitled, at its option, upon written notice to Lessor at least one-hundred eighty (180) days prior to the purchase date specified in the notice, which shall be not later than the date of the expiration of the Term (“Purchase Date”), to purchase on the Purchase Date all or the portion of the Equipment specified in such notice (“Purchased Equipment”), for an amount, payable in immediately available funds, equal to the fair market sales value of the Purchased Equipment as of the Purchase Date, determined in accordance with Section 19.c. hereof, plus any applicable sales, excise or other taxes imposed as a result of such sale (other than gross or net income taxes attributable to such sale). On the Purchase Date Lessor shall convey to Lessee marketable title to the Purchased Equipment, free and clear of all liens and encumbrances not specifically assumed by Lessee, against payment of the purchase price to Lessor by Lessee in immediately available funds. Lessor’s sale of the Purchased Equipment shall be on an as-is, where-is basis, without any representation or warranty by or recourse to Lessor. Lessor specifically excludes any warranty of merchantability or fitness for particular use or purpose with respect to the Purchased Equipment.
     b. If Lessee has elected to exercise its purchase option, as provided in Section 19.a. hereof, then as soon as practicable following Lessor’s receipt of the written notice from Lessee of Lessee’s intent to exercise such option, Lessor and Lessee shall consult for the purpose of determining the fair market sales value of the Purchased Equipment as of the Purchase Date, and any values agreed upon in writing shall constitute such fair market sales value for the purposes of this Section 19. If Lessor and Lessee fail to agree upon such value prior to four (4) months before the Purchase Date, either party may request that such values be determined by the appraisal procedure as set forth in Section 19.c. hereof (“Appraisal Procedure”). Lessee shall pay all costs and expenses of all appraisers required in connection with the Appraisal Procedure. For all purposes of this Section 19, fair market sales value shall be determined on the basis of, and shall equal in value, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer-user (other than a scrap dealer) and an informed and willing seller under no compulsion to sell, and in such determination, costs of removal of the Purchased Equipment from its then location shall not be a deduction from such fair market sales value, and it shall be assumed (whether or not the same be true) that the Purchased Equipment has been maintained in accordance with the provisions of this Agreement and would have been returned to Lessor in compliance with the requirements of Section 7 hereof.
     c. The procedure for determining the fair market sales value of the Purchased Equipment in the event that Lessor and Lessee fail to agree upon such value under the circumstances described in Section 19.b. hereof shall be as follows: If either party hereto shall have given written notice to the other requesting determination of such value by the Appraisal Procedure, the parties shall consult for the purpose of appointing a qualified independent appraiser by mutual agreement. If no such appraiser is so appointed within ten (10) days after such notice is given, each party shall appoint an independent appraiser within fifteen (15) days after such notice is given, and the two (2) appraisers so appointed shall within twenty (20) days after such notice is given appoint a third independent appraiser. Any appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine, within forty-five (45) days after appointment, the fair market sales value of the Purchased Equipment. If the parties shall have appointed a single appraiser, his or her determination of value shall be final. If three (3) appraisers shall be appointed, the values determined by the three (3) appraisers shall be averaged, and, unless such average shall equal the value determined by the middle appraisal (in which event such average shall be controlling) the appraisal that differs the most shall be excluded, the remaining two (2) determinations shall be averaged, and such average shall be final.
     20. Notices. All notices, requests, demands, claims and other communications hereunder must be in writing and shall be deemed duly given when sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the last address provided by each party to the other party for such purposes; provided, however, that any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.
     21. Limited Assignment. Lessor and Lessee agree that the rights and obligations under this Agreement shall inure to, and be binding on, their respective successors and assigns; provided, however, that Lessee shall not assign or convey its interest hereunder, including an assignment by operation of law pursuant to a merger, consolidation, or other business combination, without the prior written consent of Lessor.
     22. Merger Clause; Amendments. There is no arrangement, agreement or understanding by or between the contracting parties, expressed or implied in any manner, relating to the subject matter hereof not herein specifically stated. This Agreement shall not be altered or amended except by a writing signed by both Lessor and Lessee.
     23. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina without giving affect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. Any legal action or proceeding with respect to this Agreement may be brought only in the courts of the State of North Carolina in Forsyth County, or of the United States for the District encompassing Forsyth County. By execution and delivery of this Agreement, Lessee hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts.

     24. Severability. If any provision herein is found to be invalid by a court of competent jurisdiction, it shall be considered deleted herefrom, and shall not invalidate the remaining provisions.
     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
[The Next Page is the Signature Page]

     IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their authorized representatives, all as of the date first above written.

“Lessor” PWC LEASING, LLC
By:	/s/ Billy D. Prim
Billy D. Prim
Manager

“Lessee” PRIMO WATER CORPORATION
By:	/s/ Douglas A. Fullerton
Douglas A. Fullerton
Chief Financial Officer

Signature Page to Master Equipment Lease Agreement